Exhibit 99.1
Cronos Group Reports 2024 Fourth Quarter and Full-Year Results

Net revenue in Q4 2024 increased by 27% year-over-year to $30.3 million; Net revenue in FY 2024 increased by 35% year-over-year to $117.6 million

Spinach® Ends 2024 as the Number One Cannabis Brand in Canada1

PEACE NATURALS® Ends 2024 as the Number One Cannabis Brand in Israel 2

Industry leading balance sheet with $859 million in cash and cash equivalents

TORONTO, February 27, 2025 - Cronos Group Inc. (NASDAQ: CRON) (TSX: CRON) (“Cronos” or the “Company”), today announced its 2024 fourth quarter and full-year business results.

"We set ambitious goals to deliver robust growth, improve margins, and achieve operational excellence. Today, I am proud to say that Cronos has not only met but exceeded these objectives, as evidenced by our strong 2024 results. Our unwavering commitment to innovation, quality, and disciplined cost management has solidified our leadership in the global cannabis industry," said Mike Gorenstein, Chairman, President and CEO of Cronos.

"From Spinach® becoming the number one cannabis brand in Canada and PEACE NATURALS® achieving a number one position in Israel, to our groundbreaking advancements in cannabis genetics, to international expansion, Cronos is well-positioned to capitalize on future opportunities and drive long-term value for our shareholders. As we look ahead to 2025, we remain focused on sustaining this momentum, strengthening our market leadership, and delivering innovative products that resonate with consumers worldwide," continued Mr. Gorenstein. "Our strategic investments, such as Cronos GrowCo, have enhanced our cultivation capabilities, ensuring a consistent supply of high-quality cannabis at scale with an improved gross margin profile, while our R&D breakthroughs have set new industry standards. Internationally, we’ve made significant strides, with PEACE NATURALS® leading in Israel and gaining traction in Germany and the UK. Combined with a robust balance sheet and a portfolio of best-selling, borderless brands, Cronos is not just leading today, we’re building the foundation for long-term excellence in the global cannabis industry. Looking to 2025, we're excited about the opportunities ahead as we continue to innovate, expand, and deliver for our consumers and shareholders."
1 Hifyre Retail Analytics - National Retail Dollar by Brand in Canada - December 2024.
2 Market share and ranking information from pharmacy data collected by Cronos - December 2024.

Consolidated Financial Results
On June 20, 2024 the Company made an additional investment in Cronos Growing Company ("Cronos GrowCo") to fund the expansion of cultivation operations. Cronos also obtained majority control of the board of directors of Cronos GrowCo and began consolidating Cronos GrowCo's results from July 1, 2024. Prior to this date, the Company's investment in Cronos GrowCo consisted of an investment accounted for under the equity method and loans receivable from Cronos GrowCo.
In the second quarter of 2023, the Company exited its United States ("U.S.") hemp-derived CBD operations. The exit of the U.S. operations represented a strategic shift, and as such, qualifies for reporting as discontinued operations in our condensed consolidated statements of net income (loss) and comprehensive income (loss). Prior period amounts have been reclassified to reflect the discontinued operations classification of the U.S. operations.
The tables below set forth our condensed consolidated results of continuing operations, expressed in thousands of U.S. dollars for the periods presented. Our condensed consolidated financial results for these periods are not necessarily indicative of the consolidated financial results that we will achieve in future periods.

(in thousands of USD)	Three Months Ended December 31,	Change	Year ended December 31,	Change
2024	2023	$	%	2024	2023	$	%
Cronos net revenue, excluding Cronos GrowCo net revenue(i)	$28,195	$23,915	$4,280	18%	$111,241	$87,241	$24,000	28%
Cronos GrowCo net revenue(ii)	2,106	—	2,106	N/A	6,374	—	6,374	N/A
Net Revenue	$30,301	$23,915	$6,386	27%	$117,615	$87,241	$30,374	35%

Cost of sales	19,494	21,913	(2,419)	(11)%	91,710	74,527	17,183	23%
Inventory write-down	—	89	(89)	N/A	707	805	(98)	(12)%
Gross profit	$10,807	$1,913	$8,894	465%	$25,198	$11,909	$13,289	112%
Gross margin(iii)	36%	8%	N/A	28	pp	21%	14%	N/A	7	pp

Inventory step-up recorded to cost of sales	(1,832)	—	(1,832)	N/A	5,284	—	5,284	N/A
Adjusted Gross Profit(iv)	$8,975	$1,913	$7,062	369%	$30,482	$11,909	$18,573	156%
Adjusted Gross Margin(v)	30%	8%	N/A	22	pp	26%	14%	N/A	12	pp

Net income (loss)	$43,941	$(45,151)	$89,092	197%	$40,022	$(70,439)	$110,461	N/M

Adjusted EBITDA(iv)	$(7,203)	$(14,790)	$7,587	51%	$(34,942)	$(61,564)	$26,622	43%

Other Data
Cash and cash equivalents(vi)	$858,805	$669,291	$189,514	28%
Short-term investments(vi)	—	192,237	(192,237)	(100)%
Capital expenditures(vii)	3,708	1,792	1,916	107%	13,154	3,423	9,731	284%
(i)Cronos net revenue, excluding Cronos GrowCo net revenue is net revenue less Cronos GrowCo net revenue and is after intercompany eliminations.
(ii)Cronos GrowCo net revenue is Cronos GrowCo's net revenue after intercompany eliminations.
(iii)Gross margin is defined as gross profit divided by net revenue.
(iv)See "Non-GAAP Measures" for more information, including a reconciliation of adjusted earnings (loss) before interest, taxes, depreciation and amortization ("Adjusted EBITDA") to net income (loss) and a reconciliation of Adjusted Gross Profit to gross profit.
(v)Adjusted Gross Margin is defined as Adjusted Gross Profit divided by net revenue.See “Non-GAAP Measures” for more information.
(vi)Dollar amounts are as of the last day of the period indicated.
(vii)Capital expenditures represent component information of investing activities and is defined as the sum of purchase of property, plant and equipment, and purchase of intangible assets.

Fourth Quarter 2024
•Net revenue of $30.3 million in Q4 2024 increased by $6.4 million from Q4 2023. The increase year-over-year was primarily driven by higher cannabis flower and extract sales in the Canadian market and higher cannabis flower sales in Israel and other countries. Cronos GrowCo contributed $2.1 million of cannabis flower sales in Q4 2024. No such sales were recognized in Q4 2023.
•Gross profit of $10.8 million in Q4 2024 increased by $8.9 million from Q4 2023. The increase year-over-year was primarily due to higher cannabis flower and extract sales in the Canadian market, higher cannabis flower sales in Israel and other countries, and production cost improvements. Gross profit was positively impacted by $1.8 million in the quarter in connection with the finalization of the purchase accounting for the Cronos GrowCo Transaction, which resulted in a reduction of the fair value of inventory acquired from Cronos GrowCo and the corresponding inventory step-up previously recorded into cost of sales in Q3 2024. No such impact was recognized for 2023.
•Adjusted gross profit of $9.0 million in Q4 2024 improved by $7.1 million from Q4 2023. The improvement year-over-year was primarily driven by higher cannabis flower and extract sales in the Canadian market, higher cannabis flower sales in Israel, and production cost improvements.
•Adjusted EBITDA of $(7.2) million in Q4 2024 improved by $7.6 million from Q4 2023. The improvement year-over-year was primarily driven by higher adjusted gross profit.

Full-Year 2024
•Net revenue of $117.6 million in full-year 2024 increased by $30.4 million from full-year 2023. The increase year-over-year was primarily due to higher cannabis flower and extract sales in the Canadian market and higher cannabis flower sales in Israel and other countries. Cronos GrowCo contributed $6.4 million of cannabis flower sales in the year ended December 31, 2024. No such sales were recognized for the year ended December 31, 2023.
•Gross profit of $25.2 million in full-year 2024 increased by $13.3 million from full-year 2023. The increase year-over-year was primarily due to higher cannabis flower and extract sales in the Canadian market, higher cannabis flower sales in Israel and other countries, and production cost improvements. This increase was partially offset by the impact on cost of sales from the inventory step-up from the Cronos GrowCo Transaction. For 2024, gross profit was reduced $5.3 million as a result of the impact of the inventory step-up from the Cronos GrowCo Transaction that was recorded into cost of sales since July 1, 2024. No such costs were recognized for 2023.
•Adjusted gross profit of $30.5 million in full-year 2024 increased by $18.6 million from full-year 2023. The increase year-over-year was primarily due to higher cannabis flower and extract sales in the Canadian market, higher cannabis flower sales in Israel and other countries, and production cost improvements.
•Adjusted EBITDA of $(34.9) million in full-year 2024 improved by $26.6 million from full-year 2023. The improvement year-over-year was primarily driven by higher adjusted gross profit and lower sales and marketing, research and development, and general administrative expenses.

Business Updates

Brand and Product Portfolio

Spinach®3
In 2024, the SOURZ by Spinach® brand expanded its edible lineup with several innovative launches. Our industry-leading SOURZ by Spinach® products are the best-selling gummies in the Canadian market and have captured an impressive 23% market share in Q4 2024, with five of the top ten best-selling edibles in Canada coming from the SOURZ lineup. A key addition to our gummy portfolio has been the 1-piece, 10mg THC Fully Blasted SOURZ by Spinach® product, which launched in 2024. In Q4 2024 we launched two new Fully Blasted flavors, Peach Orange and Strawberry Mango. We also launched a new CBD multi-pack, SOURZ by Spinach® CBD Berry Variety Pack.

In 2024 our proprietary genetics breeding program continued to provide our portfolio with winning cultivars that allow us to launch differentiated products across markets and maintain a number one position in the flower category. In 2024, we introduced Spinach Grindz™, a milled flower offering utilizing our Citrus Crush and Cookie Dough strains, designed for convenient use in joints or vaporizers. In Q4 2024, the Spinach® brand maintained its position as the number one flower brand in Canada, with 5.7% market share.

In 2024, we introduced two new Spinach® all-in-one vapes, Pineapple Paradise and Blueberry Dynamite that are performing well and helping to drive market share gains. The brand's 0.5g all-in-one Spinach HITZ™ vapes introduced new Pink Lemonade and Rocket Icicle flavors, alongside line extensions in Spinach® 1.2g vapes. Spinach® vapes were the number four vape brand in Q4 2024, holding 5.9% market share. Vape production was brought in-house in the second half of 2024 in an effort to streamline manufacturing and enhance production efficiency in this category.

In 2024, we launched Spinach® Fully Charged pre-rolls and infused pre-rolls as well as the Spinach® Fully Charged Party Pack and the Spinach® Fully Charged Tropical Pack. These launches were the culmination of our product development efforts and portfolio refresh. The infused pre-roll category is continuing to grow, and we expect this category to be key to future growth for both Cronos and the industry, which is why we are committed to the evolution and innovation of our pre-roll portfolio. In Q4 2024, Spinach® was ranked seventh in the pre-roll category with 2.5% market share.

Lord Jones®3
In Q4 2024, Lord Jones® Chocolates Fusions™ had 9.6% market share and ended the year as the third best-selling chocolate brand in Canada. In January 2025, the brand launched a Lord Jones® Chocolate Fusions™ fudge brownie flavor, which features a 1:1:1 ratio of CBN, CBD and THC. Lord Jones® Chocolate Fusions™ edibles highlight the brand’s commitment to innovation and craftsmanship, offering four flavors: cookies and cream, dazzle-berry pop, salted caramel crunch and fudge brownie.

In 2024, we also launched Lord Jones® live resin vapes featuring meticulously curated cultivars, delivering a rich, full-spectrum experience that combines pure live resin with sleek, high-quality hardware. In the second half of 2023, we launched Ice Water Hash Fusions pre-rolls, which feature flower and terpene-rich ice water hash and are fitted with a branded ceramic tip. The Ice Water Hash Fusions pre-rolls continued performing throughout 2024, rising to the number one position in the hash pre-roll category. Together, these launches underscore the brand’s dedication to excellence and its focus on creating exceptional, high-quality cannabis-infused products.

PEACE NATURALS®2
In 2024, Cronos Israel revamped and repositioned its flower portfolio, optimizing pricing, potency and bringing new, exciting strains to market to meet patient needs. The PEACE NATURALS® brand launched new strains including GG4, Key Limez Punch, Pink Sherb, Tangie Kush, Citra Diesel, Tahoe OG Kush and GMO Lite, providing consumers with
3 All market share and ranking information from Hifyre Retail Analytics - National Retail Dollar by Brand in Canada - December 2024, unless otherwise specified.

additional variety and choice. In Q4 2024, PEACE NATURALS® was the number one flower brand in Israel with 24% market share and PEACE NATURALS® cannabis oils are the fourth most popular brand in Israel with 9% market share.

In 2024, Cronos expanded into the United Kingdom (the "UK") by shipping its first batch of PEACE NATURALS® medical cannabis flower to this emerging market, through a partnership with a third-party distributor of prescribed cannabis products.

Throughout 2024, the Company continued its sales to the German market through the PEACE NATURALS® brand. Cronos sells the PEACE NATURALS® brand through its distribution partner, Cansativa GmbH ("Cansativa"), one of the leading distributors of medical cannabis in Germany and supplies flower for its private-label brand. Cronos has seen strong demand for its proprietary genetics, such as GMO and Wedding Cake, in both Germany and the UK under the PEACE NATURALS® brand.

Global Supply Chain and Operations

The expansion efforts at Cronos GrowCo's facility are well underway. In Q4 2024, Health Canada approved amendments to the site's perimeter. Cronos GrowCo expects to finish construction of the expanded cultivation and processing facilities in Q2 2025, with first harvests and sales from the area commencing in the second half of 2025. Prior to the commencement of sales from the expanded facility, Cronos has the option to purchase up to 80% of Cronos GrowCo's total production. Once sales from the expanded area begin, Cronos will have the option to purchase up to 70% of the total production from the expanded facility. The expansion of Cronos GrowCo positions the Company to capitalize on domestic demand and meet international growth opportunities in the global cannabis market.

On November 26, 2023, the Company announced that Peace Naturals Project Inc. had entered into an agreement to sell and lease back its facility in Stayner, Ontario (the "Peace Naturals Campus"). However, the agreement was terminated in the Q2 of 2024 pursuant to its terms, and the Company has decided to continue and expand its operations at the site.

As part of the expanding operations at the Peace Naturals Campus, in the second-half of 2024, the Company invested in machinery, automation and process improvement to drive cost efficiency within the facility. This also included investment in warehousing and vault expansion as well as R&D equipment and laboratory enhancements.

Guidance

The Company achieved $8.7 million in operating expense savings in 2024 on a standalone basis, meeting its previously announced operating expense savings target of $5 to $10 million. The savings were primarily driven by lower expenses in general and administrative, research and development and sales and marketing. The operating expense savings exclude the impact of the consolidation of Cronos GrowCo's results into the Company's financial statements.

Conference Call

The Company will host a conference call and live audio webcast on Thursday, February 27, 2025, at 8:30 a.m. ET to discuss 2024 Fourth Quarter and Full-Year business results. An audio replay of the call will be archived on the Company’s website for replay. Instructions for the live audio webcast are provided on the Company's website at: https://ir.thecronosgroup.com/events-presentations.

About Cronos

Cronos is an innovative global cannabinoid company committed to building disruptive intellectual property by advancing cannabis research, technology and product development. With a passion to responsibly elevate the consumer experience, Cronos is building an iconic brand portfolio. Cronos’ diverse international brand portfolio includes Spinach®, PEACE NATURALS® and Lord Jones®. For more information about Cronos and its brands, please visit: thecronosgroup.com.

Forward-Looking Statements

This press release contains information that constitutes forward-looking information and forward-looking statements within the meaning of applicable securities laws and court decisions (collectively, “Forward-Looking Statements”), which are based upon our current internal expectations, estimates, projections, assumptions and beliefs. All information that is not clearly historical in nature may constitute Forward-Looking Statements. In some cases, Forward-Looking Statements can be identified by the use of forward-looking terminology such as “expect”, “likely”, “may”, “will”, “should”, “intend”, “anticipate”, “potential”, “proposed”, “estimate” and other similar words, expressions and phrases, including negative and grammatical variations thereof, or statements that certain events or conditions “may” or “will” happen, or by discussion of strategy. Forward-Looking Statements include estimates, plans, expectations, opinions, forecasts, projections, targets, guidance or other statements that are not statements of historical fact.

Forward-Looking Statements include, but are not limited to, statements with respect to:
•the ongoing impact of the public investigation into Canadian licensed producers of alleged dumping of medical cannabis imports from Canada into Israel by the Trade Levies Commissioner of the Israel Ministry of Economy and Industry (the “Anti-Dumping Investigation”) and the proposed anti-dumping duty to which the Company’s imports would be subject;
•expectations related to the conflict involving Israel, Hamas, Hezbollah, Houthis, Iran, Iran’s proxies and other stakeholders in the region (the “Middle East Conflict”) and its impact on our operations in Israel, the supply of product in the market and the demand for product by medical patients in Israel, as well as any regional or global escalations and their impact to global commerce and stability;
•expectations related to the German, Australian and UK markets, including our strategic partnerships with Cansativa, Vitura Health Limited (“Vitura”), and other distributors, respectively, and our ability to successfully distribute the PEACE NATURALS® brand in Germany and the UK;
•expectations related to our announcement of cost-cutting measures, including our decision to wind-down operations at our Winnipeg, Manitoba facility and list the facility for sale, the expected costs and benefits from the wind-down of production activities at the facility, challenges and effects related thereto as well as changes in strategy, metrics, investments, costs, operating expenses, employee turnover and other changes with respect thereto;
•expectations related to the impact of our decision to exit our U.S. hemp-derived cannabinoid product operations;
•the ongoing impact of our announced realignment (the “Realignment”) and any progress, challenges and effects related thereto as well as changes in strategy, metrics, investments, reporting structure, costs, operating expenses, employee turnover and other changes with respect thereto;
•our expectations as to the use of the Peace Naturals Campus;
•our ability to acquire raw materials from suppliers, including Cronos GrowCo, and the costs and timing associated therewith;
•expectations regarding the potential success of, and the costs and benefits associated with, our joint ventures, strategic alliances and equity investments;
•expectations related to the transaction by which we obtained majority control of the board of directors of Cronos GrowCo, which qualified as a business combination under Accounting Standards Codification 805, and the expansion of Cronos GrowCo’s purpose-built cultivation and processing facilities;
•our ability or plans to identify, develop, commercialize or expand our technology and R&D initiatives in cannabinoids, or the success thereof;
•expectations regarding revenues, expenses, gross margins and capital expenditures;

•expectations regarding our future production and manufacturing strategy and operations, the costs and timing associated therewith and the receipt of applicable production and sale licenses;
•the ongoing impact of the legalization of additional cannabis product types and forms for adult-use in Canada, including federal, provincial, territorial and municipal regulations pertaining thereto, the related timing and impact thereof and our intentions to participate in such markets;
•the legalization of the use of cannabis for medical or adult-use in jurisdictions outside of Canada, including the United States and Germany, the related timing and impact thereof and our intentions to participate in such markets, if and when such use is legalized;
•the grant, renewal, withdrawal, suspension, delay and impact of any license or supplemental license to conduct activities with cannabis or any amendments thereof;
•our ability to successfully create and launch brands and cannabis products;
•expectations related to the differentiation of our products, including through the utilization of rare cannabinoids;
•the benefits, viability, safety, efficacy, dosing and social acceptance of cannabis, including CBD and other cannabinoids;
•laws and regulations and any amendments thereto applicable to our business and the impact thereof, including uncertainty regarding the application of U.S. state and federal law to cannabis and U.S. hemp (including CBD and other U.S. hemp-derived cannabinoids) products and the scope of any regulations by the U.S. Food and Drug Administration, the U.S. Drug Enforcement Administration, the U.S. Federal Trade Commission, the U.S. Patent and Trademark Office and any state equivalent regulatory agencies over cannabis and U.S. hemp (including CBD and other U.S. hemp-derived cannabinoids) products, including the possibility marijuana is moved from Schedule I to Schedule III under the U.S. Controlled Substances Act;
•the anticipated benefits and impact of Altria Group Inc.’s investment in the Company (the “Altria Investment”), pursuant to a subscription agreement dated December 7, 2018;
•uncertainties as to our ability to exercise our option (the “PharmaCann Option”) in PharmaCann Inc. (“PharmaCann”), in the near term or the future, in full or in part, including the uncertainties as to the status and future development of federal legalization of cannabis in the U.S. and our ability to realize the anticipated benefits of the transaction with PharmaCann;
•expectations regarding the implementation and effectiveness of key personnel changes;
•expectations regarding business combinations and dispositions and the anticipated benefits therefrom;
•expectations of the amount or frequency of impairment losses, including as a result of the write-down of intangible assets, including goodwill;
•the impact of the ongoing military conflict between Russia and Ukraine (and resulting sanctions) on our business, financial condition and results of operations or cash flows;
•our compliance with the terms of the settlement (the “Settlement Order”) with the SEC and the settlement agreement with the Ontario Securities Commission (the “Settlement Agreement”); and
•the impact of the loss of our ability to rely on private offering exemptions under Regulation D of the Securities Act of 1933, as amended, and the loss of our status as a well-known seasoned issuer, each as a result of the Settlement Order.

Certain of the Forward-Looking Statements contained herein concerning the industries in which we conduct our business are based on estimates prepared by us using data from publicly available governmental sources, market research, industry analysis and on assumptions based on data and knowledge of these industries, which we believe to be reasonable. However, although generally indicative of relative market positions, market shares and performance characteristics, such data is inherently imprecise. The industries in which we conduct our business involve risks and uncertainties that are subject to change based on various factors, which are described further below.

The Forward-Looking Statements contained herein are based upon certain material assumptions that were applied in drawing a conclusion or making a forecast or projection, including: (i) our ability to effectively navigate developments related to the Anti-Dumping Investigation and the proposed anti-dumping duty to which the Company’s imports would be subject and its impact on our operations in Israel; (ii) our ability to effectively navigate developments related to the Middle East Conflict and its impact on our employees and operations in Israel, the supply of product in the market and demand for product by medical patients in Israel; (iii) our ability to efficiently and effectively distribute our PEACE NATURALS® brand in Germany with our strategic partner Cansativa and in the UK with our strategic distribution partner and our ability to efficiently and effectively distribute products in Australia with our strategic partner Vitura; (iv) our ability to realize the expected cost-savings and other benefits related to the wind-down of our operations at our Winnipeg, Manitoba facility; (v) expectations related to the impact of our decision to exit our U.S. hemp-derived cannabinoid product operations; (vi) our ability to realize the expected cost-savings, efficiencies and other benefits of our Realignment and other announced cost-cutting measures and employee turnover related thereto; (vii) our ability to efficiently and effectively manage our operations at our Peace Naturals Campus; (viii) our ability efficiently and effectively acquire raw materials on a timely and cost-effective basis from third parties or Cronos GrowCo; (ix) the timely completion of the expansion of Cronos GrowCo’s purpose-built cannabis facility and the ability of Cronos GrowCo to repay the credit facility provided by Cronos; (x) our ability to realize anticipated benefits, synergies or generate revenue, profits or value from our business combinations and strategic investments; (xi) the production and manufacturing capabilities and output from our facilities and our joint ventures, strategic alliances and equity investments; (xii) government regulation of our activities and products including, but not limited to, the areas of cannabis taxation and environmental protection; (xiii) the timely receipt of any required regulatory authorizations, approvals, consents, permits and/or licenses; (xiv) consumer interest in our products; (xv) our ability to differentiate our products, including through the utilization of rare cannabinoids; (xvi) competition; (xvii) anticipated and unanticipated costs; (xviii) our ability to generate cash flow from operations; (xix) our ability to conduct operations in a safe, efficient and effective manner; (xx) our ability to hire and retain qualified staff, and acquire equipment and services in a timely and cost-efficient manner; (xxi) our ability to exercise the PharmaCann Option and realize the anticipated benefits of the transaction with PharmaCann; (xxii) our ability to complete planned dispositions, and, if completed, obtain our anticipated sales price; (xxiii) general economic, financial market, regulatory and political conditions in which we operate; (xxiv) management’s perceptions of historical trends, current conditions and expected future developments; and (xxv) other considerations that management believes to be appropriate in the circumstances. While our management considers these assumptions to be reasonable based on information currently available to management, there is no assurance that such expectations will prove to be correct.

By their nature, Forward-Looking Statements are subject to inherent risks and uncertainties that may be general or specific and which give rise to the possibility that expectations, forecasts, predictions, projections or conclusions will not prove to be accurate, that assumptions may not be correct and that objectives, strategic goals and priorities will not be achieved. A variety of factors, including known and unknown risks, many of which are beyond our control, could cause actual results to differ materially from the Forward-Looking Statements in this press release and other reports we file with, or furnish to, the SEC and other regulatory agencies and made by our directors, officers, other employees and other persons authorized to speak on our behalf. Such factors include, without limitation, negative impacts on our business and operations in Israel due to the Anti-Dumping Investigation, including that we may not be able to produce, import or sell our products in Israel as a result thereof; negative impacts on our employees, business and operations in Israel due to the Middle East Conflict, including that we may not be able to produce, import or sell our products or protect our people or facilities in Israel during the Middle East Conflict; the supply of product in the market and the demand for product by medical patients in Israel; that we may not be able to successfully continue to distribute our products in Germany, Australia and the UK or generate material revenue from sales in those markets; that we may not be able to achieve the anticipated benefits of the wind-down of our operations at our Winnipeg, Manitoba facility; that we may be unable to further streamline our operations and reduce expenses; that we may not be able to effectively and efficiently re-enter the U.S. market in the future; that we may not be able to access raw materials on a timely and cost-effective basis from third-parties or Cronos GrowCo; that Cronos GrowCo may not be able to complete the expansion of its purpose-built cannabis facility within a reasonable time or repay its borrowings under the credit facility provided by Cronos; that the military conflict between Russia and Ukraine may disrupt our operations and those of our suppliers and distribution channels and negatively impact the demand for and use of our products; the risk that cost savings and any other synergies from the Altria Investment may not be fully realized or may take longer to realize than expected; failure to execute key personnel changes; that our Realignment and our further leveraging of our strategic partnerships will not result in the expected cost-savings, efficiencies and other benefits or will result in greater than anticipated turnover in personnel; that we may not be able to efficiently and effectively manage our operations, and any changes thereto, at our Peace Naturals Campus; lower levels of revenues; the lack of consumer demand for our products; our inability to manage disruptions in credit markets;

unanticipated future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses; failure to realize expected growth opportunities; the lack of cash flow necessary to execute our business plan (either within the expected timeframe or at all); difficulty raising capital; the potential adverse effects of judicial, regulatory or other proceedings, or threatened litigation or proceedings, on our business, financial condition, results of operations and cash flows; volatility in and/or degradation of general economic, market, industry or business conditions; compliance with applicable environmental, economic, health and safety, energy and other policies and regulations and in particular health concerns with respect to vaping and the use of cannabis and U.S. hemp products in vaping devices; the unexpected effects of actions of third parties such as competitors, activist investors or federal (including U.S. federal), state, provincial, territorial or local regulatory authorities or self-regulatory organizations; adverse changes in regulatory requirements in relation to our business and products; legal or regulatory obstacles that could prevent us from being able to exercise the PharmaCann Option and thereby realize the anticipated benefits of the transaction with PharmaCann; dilution of our fully-diluted ownership of PharmaCann and the loss of our rights as a result of that dilution; our failure to improve our internal control environment and our systems, processes and procedures; and the factors discussed under Part I, Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024. Readers are cautioned to consider these and other factors, uncertainties and potential events carefully and not to put undue reliance on Forward-Looking Statements.

Forward-Looking Statements are provided for the purposes of assisting the reader in understanding our financial performance, financial position and cash flows as of and for periods ended on certain dates and to present information about management’s current expectations and plans relating to the future, and the reader is cautioned not to place undue reliance on these Forward-Looking Statements because of their inherent uncertainty and to appreciate the limited purposes for which they are being used by management. While we believe that the assumptions and expectations reflected in the Forward-Looking Statements are reasonable based on information currently available to management, there is no assurance that such assumptions and expectations will prove to have been correct. Forward-Looking Statements are made as of the date they are made and are based on the beliefs, estimates, expectations and opinions of management on that date. We undertake no obligation to update or revise any Forward-Looking Statements, whether as a result of new information, estimates or opinions, future events or results or otherwise or to explain any material difference between subsequent actual events and such Forward-Looking Statements. The Forward-Looking Statements contained in this press release and other reports we file with, or furnish to, the SEC and other regulatory agencies and made by our directors, officers, other employees and other persons authorized to speak on our behalf are expressly qualified in their entirety by these cautionary statements.

Cronos Group Inc.
Consolidated Balance Sheets
(In thousands of U.S. dollars)

	As of December 31,
	2024	2023
Assets
Current assets
Cash and cash equivalents	$858,805	$669,291
Short-term investments	—	192,237
Accounts receivable, net	15,462	13,984
Interest receivable	8,690	10,012
Other receivables	5,000	6,341
Current portion of loans receivable, net	618	5,541
Inventory, net	33,149	30,495
Prepaids and other current assets	6,277	5,405
Held-for-sale assets	8,112	—
Total current assets	936,113	933,306
Equity method investments, net	—	19,488
Other investments	2,813	35,251
Non-current portion of loans receivable, net	15,526	69,036
Property, plant and equipment, net	133,189	59,468
Right-of-use assets	1,390	1,356
Goodwill	63,453	1,057
Intangible assets, net	11,257	21,078
Deferred tax assets	2,571	226
Total assets	$1,166,312	$1,140,266
Liabilities
Current liabilities
Accounts payable	$16,973	$12,130
Income taxes payable	9	64
Accrued liabilities	31,653	27,736
Current portion of lease obligation	1,025	994
Derivative liabilities	40	102
Current portion due to non-controlling interests	—	373
Total current liabilities	49,700	41,399
Non-current portion due to non-controlling interests	1,073	1,003
Non-current portion of lease obligation	993	1,559
Deferred tax liabilities	3,564	181
Total liabilities	55,330	44,142
Shareholders’ equity
Share capital and additional paid-in capital	669,879	662,174
Retained earnings	457,709	416,719
Accumulated other comprehensive income (loss)	(63,525)	20,678
Total equity attributable to shareholders of Cronos Group	1,064,063	1,099,571
Non-controlling interests	46,919	(3,447)
Total shareholders’ equity	1,110,982	1,096,124
Total liabilities and shareholders’ equity	$1,166,312	$1,140,266

Cronos Group Inc.
Consolidated Statements of Net Income (Loss) and Comprehensive Income (Loss)
(In thousands of U.S. dollars, except share and per share amounts)

	Year ended December 31,
	2024	2023	2022
Net revenue, before excise taxes	$161,821	$120,270	$109,301
Excise taxes	(44,206)	(33,029)	(22,552)
Net revenue	117,615	87,241	86,749
Cost of sales	91,710	74,527	71,313
Inventory write-down	707	805	—
Gross profit	25,198	11,909	15,436
Operating expenses
Sales and marketing	21,603	22,701	18,046
Research and development	4,229	5,843	13,131
General and administrative	46,514	49,475	67,674
Restructuring costs	630	1,524	3,545
Share-based compensation	8,700	8,756	15,008
Depreciation and amortization	3,701	5,044	5,967
Impairment loss on long-lived assets	16,350	3,366	3,493
Total operating expenses	101,727	96,709	126,864
Operating loss	(76,529)	(84,800)	(111,428)
Other income (expense)
Interest income, net	52,019	51,235	22,514
Gain (loss) on revaluation of derivative liabilities	49	(85)	14,060
Share of income from equity method investments	2,365	1,583	3,114
Gain on revaluation of loan receivable	11,804	—	—
Gain on revaluation of equity method investment	32,469	—	—
Gain (loss) on revaluation of financial instruments	(6,248)	(12,042)	14,739
Impairment loss on other investments	(25,650)	(23,350)	(61,392)
Foreign currency transaction gain (loss)	57,859	(7,324)	(2,286)
Loss on held-for-sale assets	(11,202)	—	—
Other, net	(350)	1,114	(324)
Total other income (expense)	113,115	11,131	(9,575)
Income (loss) before income taxes	36,586	(73,669)	(121,003)
Income tax expense (benefit)	(3,436)	(3,230)	34,175
Income (loss) from continuing operations	40,022	(70,439)	(155,178)
Loss from discontinued operations	—	(4,114)	(13,556)
Net income (loss)	40,022	(74,553)	(168,734)
Net income (loss) attributable to non-controlling interest	(1,058)	(590)	—
Net income (loss) attributable to Cronos Group	$41,080	$(73,963)	$(168,734)

Comprehensive income (loss)
Net income (loss)	$40,022	$(74,553)	$(168,734)
Other comprehensive income (loss)
Foreign exchange gain (loss) on translation	(86,321)	21,539	(50,616)
Comprehensive income (loss)	(46,299)	(53,014)	(219,350)
Comprehensive income (loss) attributable to non-controlling interest	(3,176)	(526)	46
Comprehensive income (loss) attributable to Cronos Group	$(43,123)	$(52,488)	$(219,396)

Net income (loss) per share
Basic - continuing operations	$0.11	$(0.18)	$(0.41)
Basic - discontinued operations	$—	$(0.01)	$(0.04)
Basic net income (loss) per share attributable to Cronos Group	$0.11	$(0.19)	$(0.45)

Diluted - continuing operations	$0.11	$(0.18)	$(0.41)
Diluted - discontinued operations	$—	$(0.01)	$(0.04)
Diluted net income (loss) per share attributable to Cronos Group	$0.11	$(0.19)	$(0.45)
Weighted average number of outstanding shares
Basic	382,058,056	380,964,739	376,961,797
Diluted	385,557,002	380,964,739	376,961,797

	Three months ended December 31,
	2024	2023
Net revenue, before excise taxes	$41,182	$34,006
Excise taxes	(10,881)	(10,091)
Net revenue	30,301	23,915
Cost of sales	19,494	21,913
Inventory write-down	—	89
Gross profit	10,807	1,913
Operating expenses
Sales and marketing	6,413	6,367
Research and development	1,028	1,451
General and administrative	12,080	9,802
Restructuring costs	—	101
Share-based compensation	2,187	1,933
Depreciation and amortization	464	529
Impairment loss on long-lived assets	—	3,366
Total operating expenses	22,172	23,549
Operating loss	(11,365)	(21,636)
Other income (expense)
Interest income, net	11,863	14,214
Gain (loss) on revaluation of derivative liabilities	142	(71)
Share of income from equity method investments	—	752
Gain (loss) on revaluation of financial instruments	302	(4,186)
Impairment loss on other investments	—	(23,350)
Foreign currency transaction gain (loss)	45,489	(11,323)
Loss on held-for-sale assets	(780)	—
Other, net	294	89
Total other income (expense)	57,310	(23,875)
Income (loss) before income taxes	45,945	(45,511)
Income tax expense (benefit)	2,004	(360)
Income (loss) from continuing operations	43,941	(45,151)
Loss from discontinued operations	—	124
Net income (loss)	43,941	(45,027)
Net loss attributable to non-controlling interest	212	(237)
Net income (loss) attributable to Cronos Group	$43,729	$(44,790)

Comprehensive loss
Net income (loss)	$43,941	$(45,027)
Other comprehensive income (loss)
Foreign exchange gain (loss) on translation	(66,208)	22,635
Comprehensive loss	(22,267)	(22,392)
Comprehensive loss attributable to non-controlling interest	(2,832)	(390)
Comprehensive loss attributable to Cronos Group	$(19,435)	$(22,002)

Net income (loss) per share
Basic - continuing operations	$0.11	$(0.12)
Basic - discontinued operations	$—	$—
Basic net income (loss) per share attributable to Cronos Group	$0.11	$(0.12)

Diluted - continuing operations	$0.11	$(0.12)
Diluted - discontinued operations	$—	$—
Diluted net income (loss) per share attributable to Cronos Group	$0.11	$(0.12)
Weighted average number of outstanding shares
Basic	382,340,893	381,155,824
Diluted	386,525,110	381,155,824

Cronos Group Inc.
Consolidated Statements of Cash Flows
(In thousands of U.S. dollars)

	Year ended December 31,
	2024	2023	2022
Operating activities
Net income (loss)	$40,022	$(74,553)	$(168,734)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Share-based compensation	8,700	8,769	15,115
Depreciation and amortization	9,336	8,110	13,122
Impairment loss on long-lived assets	16,350	3,571	3,493
Impairment loss on other investments	25,650	23,350	61,392
Loss (income) from investments	3,841	10,513	(17,853)
Loss (gain) on revaluation of derivative liabilities	(49)	85	(14,060)
Changes in expected credit losses on long-term financial assets	1,032	(1,528)	(662)
Revaluation of equity method investment	(32,469)	—	—
Revaluation of loan receivable	(11,804)	—	—
Loss on held-for-sale assets	11,202	—	—
Inventory step-up recorded to cost of sales	5,284	—	—
Foreign currency transaction (gain) loss	(57,859)	7,324	2,286
Other non-cash operating activities, net	(82)	(2,008)	1,294
Changes in operating assets and liabilities:
Accounts receivable, net	(917)	9,206	(2,711)
Interest receivable	(3,656)	(14,344)	(6,985)
Other receivables	2,059	(1,449)	1,148
Prepaids and other current assets	(512)	1,437	996
Inventory, net	7,417	7,399	(7,217)
Accounts payable	(7,449)	(773)	(863)
Income taxes payable	(93)	(33,104)	34,212
Accrued liabilities	2,840	5,160	(2,921)
Net cash provided by (used in) operating activities	18,843	(42,835)	(88,948)

Investing activities
Proceeds from short-term investments	185,817	532,838	268,870
Purchase of short-term investments	—	(608,247)	(271,378)
Cash acquired in business combination	5,993	—	—
Dividends received from equity method investee	—	1,297	—
Dividend proceeds	—	345	384
Advances on loans receivable	(8,759)	—	—
Repayments on loans receivable	5,252	16,831	5,246
Purchase of property, plant and equipment, net of disposals	(12,411)	(2,505)	(3,451)
Purchase of intangible assets, net of disposals	(743)	(918)	(1,581)
Other investing activities	—	860	68
Net cash provided by (used in) investing activities	175,149	(59,499)	(1,842)

	Year ended December 31,
	2024	2023	2022
Financing activities
Withholding taxes paid on equity awards	(1,231)	(1,030)	(2,829)
Other financing activities, net	—	—	(68)
Net cash used in financing activities	(1,231)	(1,030)	(2,897)
Effect of foreign currency translation on cash and cash equivalents	(3,247)	8,011	(28,642)
Net change in cash and cash equivalents	189,514	(95,353)	(122,329)
Cash and cash equivalents, beginning of period	669,291	764,644	886,973
Cash and cash equivalents, end of period	$858,805	$669,291	$764,644

Supplementary cash flow information:
Interest paid	—	—	—
Interest received	48,399	36,501	15,548
Taxes paid	647	33,013	177

Non-GAAP Measures

Cronos reports its financial results in accordance with Generally Accepted Accounting Principles in the United States (“U.S. GAAP”). This press release refers to measures not recognized under U.S. GAAP (“non-GAAP measures”). These non-GAAP measures do not have a standardized meaning prescribed by U.S. GAAP and are therefore unlikely to be comparable to similar measures presented by other companies. Rather, these non-GAAP measures are provided as a supplement to corresponding U.S. GAAP measures to provide additional information regarding the results of operations from management’s perspective. Accordingly, non-GAAP measures should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. All non-GAAP measures presented in this press release are reconciled to their closest reported U.S. GAAP measure. Reconciliations of historical adjusted financial measures to corresponding U.S. GAAP measures are provided below.

Adjusted EBITDA
Management reviews Adjusted EBITDA, a non-GAAP measure, which excludes non-cash items and items that do not reflect management’s assessment of ongoing business performance. Management defines Adjusted EBITDA as net income (loss) before interest, tax expense (benefit), depreciation and amortization adjusted for: share of (income) loss from equity method investments; impairment loss on goodwill and intangible assets; impairment loss on long-lived assets; (gain) loss on revaluation of derivative liabilities; (gain) loss on revaluation of financial instruments; gain on revaluation of loan receivable; gain on revaluation of equity method investment; transaction costs related to strategic projects; loss on held-for-sale assets; impairment loss on other investments; foreign currency transaction loss; other, net; loss from discontinued operations; restructuring costs; inventory write-downs resulting from restructuring actions; share-based compensation; costs related to the Anti-Dumping Investigation; purchase accounting adjustment-related inventory step-up adjustments recorded through cost of sales; and financial statement review costs and reserves related to the restatements of our 2019 and 2021 interim financial statements (the “Restatements”), including the costs related to the settlement of the SEC’s and the OSC’s investigations of the Restatements and legal costs of defending shareholder class action complaints brought against us as a result of the 2019 restatement (see Note 12(b) “Contingencies,” to the consolidated financial statements under Item 8 of the Company's Annual Report on Form 10-K for the year ended December 31, 2024 for a discussion of the shareholder class action complaints relating to the restatement of the 2019 interim financial statements and the settlement of the SEC’s and the OSC’s investigations of the Restatements). Results are reported as total consolidated results, reflecting our reporting structure of one reportable segment.

Management believes that Adjusted EBITDA provides the most useful insight into underlying business trends and results and provides a more meaningful comparison of period-over-period results. Management uses Adjusted EBITDA for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets.
Adjusted EBITDA is reconciled to net income (loss) as follows:

(in thousands of U.S. dollars)	For the year ended December 31, 2024
	Continuing Operations	Discontinued Operations	Total
Net income	$40,022	$—	$40,022
Interest income, net	(52,019)	—	(52,019)
Income tax expense (benefit)	(3,436)	—	(3,436)
Depreciation and amortization	9,336	—	9,336
EBITDA	(6,097)	—	(6,097)
Share of income from equity method investments	(2,365)	—	(2,365)
Impairment loss on long-lived assets(i)	16,350	—	16,350
Revaluation gain on loan receivable(ii)	(11,804)	—	(11,804)
Gain on revaluation of equity method investment(iii)	(32,469)	—	(32,469)
Gain on revaluation of derivative liabilities(iv)	(49)	—	(49)
Loss on revaluation of financial instruments(v)	6,248	—	6,248
Impairment loss on other investments(vi)	25,650	—	25,650
Foreign currency transaction gain	(57,859)	—	(57,859)
Transaction costs(vii)	701	—	701
Loss on held-for-sale assets(viii)	11,202	—	11,202
Other, net(ix)	350	—	350
Restructuring costs(x)	630	—	630
Share-based compensation(xi)	8,700	—	8,700
Financial statement review costs(xii)	(1)	—	(1)
Inventory step-up recorded to cost of sales(xiv)	5,284	—	5,284
Israel Ministry of Economy and Industry dumping inquiry(xv)	587	—	587
Adjusted EBITDA	$(34,942)	$—	$(34,942)

(in thousands of U.S. dollars)	For the year ended December 31, 2023
	Continuing Operations	Discontinued Operations	Total
Net loss	$(70,439)	$(4,114)	$(74,553)
Interest income, net	(51,235)	(10)	(51,245)
Income tax expense (benefit)	(3,230)	—	(3,230)
Depreciation and amortization	7,866	244	8,110
EBITDA	(117,038)	(3,880)	(120,918)
Share of income from equity method investments	(1,583)	—	(1,583)
Impairment loss on long-lived assets(i)	3,366	205	3,571
Loss on revaluation of derivative liabilities(iv)	85	—	85
Loss on revaluation of financial instruments(v)	12,042	—	12,042
Impairment loss on other investments(vi)	23,350	—	23,350
Foreign currency transaction loss	7,324	—	7,324
Other, net(ix)	(1,114)	118	(996)
Restructuring costs(x)	1,524	523	2,047
Share-based compensation(xi)	8,756	13	8,769
Financial statement review costs(xii)	919	—	919
Inventory write-down(xiii)	805	839	1,644
Adjusted EBITDA	$(61,564)	$(2,182)	$(63,746)

(in thousands of U.S. dollars)	Three months ended December 31, 2024
	Continuing Operations	Discontinued Operations	Total
Net income	$43,941	$—	$43,941
Interest income, net	(11,863)	—	(11,863)
Income tax expense (benefit)	2,004	—	2,004
Depreciation and amortization	2,525	—	2,525
EBITDA	36,607	—	36,607
Gain on revaluation of derivative liabilities(iv)	(142)	—	(142)
Gain on revaluation of financial instruments(v)	(302)	—	(302)
Foreign currency transaction gain	(45,489)	—	(45,489)
Transaction costs(vii)	171	—	171
Loss on held-for-sale assets(viii)	780	—	780
Other, net(ix)	(294)	—	(294)
Share-based compensation(xi)	2,187	—	2,187
Financial statement review costs(xii)	524	—	524
Inventory step-up recorded to cost of sales(xiv)	(1,832)	—	(1,832)
Israel Ministry of Economy and Industry dumping inquiry(xv)	587	—	587
Adjusted EBITDA	$(7,203)	$—	$(7,203)

(in thousands of U.S. dollars)	Three months ended December 31, 2023
	Continuing Operations	Discontinued Operations	Total
Net loss	$(45,151)	$124	$(45,027)
Interest income, net	(14,214)	(1)	(14,215)
Income tax expense (benefit)	(360)	—	(360)
Depreciation and amortization	1,177	—	1,177
EBITDA	(58,548)	123	(58,425)
Share of income from equity method investments	(752)	—	(752)
Impairment loss on long-lived assets(i)	3,366	—	3,366
Loss on revaluation of derivative liabilities(iv)	71	—	71
Loss on revaluation of financial instruments(v)	4,186	—	4,186
Impairment loss on other investments(vi)	23,350	—	23,350
Foreign currency transaction loss	11,323	—	11,323
Other, net(ix)	(89)	(14)	(103)
Restructuring costs(x)	101	(39)	62
Share-based compensation(xi)	1,933	(4)	1,929
Financial statement review costs(xii)	180	—	180
Inventory write-down(xiii)	89	—	89
Adjusted EBITDA	$(14,790)	$66	$(14,724)
(i)For the year ended December 31, 2024, impairment loss on long-lived assets included $14,258 related to the write-down of our Ginkgo Exclusive Licenses and $1,631 related to the cessation of operations of Thanos Holdings Ltd., known as Cronos Fermentation (“Cronos Fermentation”). For the year ended December 31, 2023, impairment loss on long-lived assets related to certain leased properties associated with the Company’s former U.S. operations and impairment of the Company's CBCVA exclusive license under the collaboration and license agreement between Ginkgo and the Company.
(ii)For the year ended December 31, 2024, a revaluation gain on loan receivable was recognized as a result of the Cronos GrowCo Transaction on July 1, 2024.
(iii)For the year ended December 31, 2024, a gain on revaluation of equity method investment was recognized as a result of the Cronos GrowCo Transaction on July 1, 2024.
(iv)For the three months and years ended December 31, 2024 and 2023, the (gain) loss on revaluation of derivative liabilities represented the fair value changes on the derivative liabilities.

(v)For the three months and years ended December 31, 2024 and 2023, (gain) loss on revaluation of financial instruments related primarily to our unrealized holding (gain) or loss (as applicable) on our mark-to-market investment in Vitura as well as revaluations of financial liabilities resulting from deferred share units granted to directors.
(vi)For the years ended December 31, 2024 and 2023 and the three months ended December 31, 2023, impairment loss on other investments related to the PharmaCann Option for the difference between its fair value and carrying amount.
(vii)For the year and three months ended December 31, 2024, transaction costs represented legal, financial and other advisory fees and expenses incurred in connection with the Cronos GrowCo Transaction. These costs are included in general and administrative expenses on the consolidated statements of net income (loss) and comprehensive income (loss).
(viii)For the year ended December 31, 2024, a loss on held-for-sale assets was recognized as a result of the change in the Company’s sales strategy for the Cronos Fermentation assets to market the assets to a broader buyer pool. For the quarter ended December 31, 2024, a loss on held-for-sale assets was recognized to adjust the net book value of Cronos Fermentation to fair value.
(ix)For the three months and years ended December 31, 2024 and 2023, other, net primarily related to (gain) loss on disposal of assets.
(x)For the year ended December 31, 2024, restructuring costs from continuing operations related to shutdown costs at the Cronos Fermentation Facility, as well as employee-related severance costs associated with the Realignment. For the year and three months ended December 31, 2023, restructuring costs related to the employee-related severance costs and other restructuring costs associated with the Realignment.
(xi)For the three months and years ended December 31, 2024 and 2023, share-based compensation related to the vesting expenses of share-based compensation awarded to employees under our share-based award plans.
(xii)For the three months and years ended December 31, 2024 and 2023, financial statement review costs included costs related to the Restatements, costs related to the Company’s responses to requests for information from various regulatory authorities relating to the Restatements, the costs related to the Settlement Order and Settlement Agreement and legal costs defending shareholder class action complaints brought against the Company as a result of the 2019 restatement, as well as related insurance reimbursements.
(xiii)For the three months and year ended December 31, 2023, inventory write-downs from discontinued operations relate to product destruction and obsolescence associated with the exit of our U.S. operations and inventory write-downs from continuing operations relate to product destruction and obsolescence associated with the planned exit of Cronos Fermentation.
(xiv)For the three months and year ended December 31, 2024, inventory step-up recorded to cost of sales represented the portion of the inventory step-up from the Cronos GrowCo Transaction that was recorded through the consolidated statements of income (loss) and comprehensive income (loss).
(xv)For the three months and year ended December 31, 2024, Israel Ministry of Economy and Industry dumping inquiry expense included expenditures relating to the regulatory inquiry about alleged dumping of medical cannabis products in Israel and related litigation and external relations expenses.

Adjusted Gross Profit and Adjusted Gross Margin
To supplement the consolidated financial statements presented in accordance with U.S. GAAP, we have presented Adjusted Gross Profit and Adjusted Gross Margin, non-GAAP measures that exclude the impacts of inventory-related purchase accounting adjustments from the calculations of gross profit and gross margin, which resulted from the Cronos GrowCo Transaction. Results are reported as total consolidated results, reflecting our reporting structure of one reportable segment.

Management believes that Adjusted Gross Profit and Adjusted Gross Margin provide useful insight into underlying business trends to facilitate comparisons of period-over-period results by removing the impacts of inventory-related purchase accounting adjustments resulting from the Cronos GrowCo Transaction, which reflect a one-time event and do not reflect management’s assessment of ongoing business performance.

(in thousands of U.S. dollars)	Three months ended December 31,		Change			Year ended December 31,		Change
	2024	2023	$	%		2024	2023	$	%
Net revenue	$30,301	$23,915	$6,386	27%		$117,615	$87,241	$30,374	35%

Gross profit	$10,807	$1,913	$8,894	465%		$25,198	$11,909	$13,289	112%
Inventory step-up recorded to cost of sales	(1,832)	—	(1,832)	N/M		5,284	—	5,284	N/M
Adjusted Gross Profit	$8,975	$1,913	$7,062	369%		$30,482	$11,909	$18,573	156%

Gross margin(i)	36%	8%	N/A	28	pp	21%	14%	N/A	7	pp
Adjusted Gross Margin(ii)	30%	8%	N/A	22	pp	26%	14%	N/A	12	pp

(i)Gross margin is defined as gross profit divided by net revenue.
(ii)Adjusted Gross Margin is defined as Adjusted Gross Profit divided by net revenue.
Constant Currency
To supplement the consolidated financial statements presented in accordance with U.S. GAAP, we have presented constant currency adjusted financial measures for net revenues, gross profit, gross profit margin, operating expenses, net income (loss) and Adjusted EBITDA for 2024, as well as cash and cash equivalents and short-term investment balances as of December 31, 2024 compared to December 31, 2023, which are considered non-GAAP financial measures. We present constant currency information to provide a framework for assessing how our underlying operations performed excluding the effect of foreign currency rate fluctuations. To present this information, current and prior period income statement results in currencies other than U.S. dollars are converted into U.S. dollars using the average exchange rates from the comparative period in 2023 rather than the actual average exchange rates in effect during 2024; constant currency current period balance sheet information is translated at the prior year-end spot rate rather than the current year-end spot rate. All growth comparisons relate to the corresponding period in 2023. We have provided this non-GAAP financial information to aid investors in better understanding the performance of our business. The non-GAAP financial measures presented in this press release should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with U.S. GAAP.

The table below sets forth certain measures of consolidated results from continuing operations on an as-reported and constant currency basis for 2024 compared to 2023, as well as cash and cash equivalents and short-term investments as of December 31, 2024, compared to December 31, 2023, on an as-reported and constant currency basis (in thousands):

As Reported	As Adjusted for Constant Currency
Three months ended December 31,	As Reported Change	Three months ended December 31,	Constant Currency Change
2024	2023	$	%	2024	$	%
Net revenue	$30,301	$23,915	$6,386	27%	$30,527	$6,612	28%
Gross profit	10,807	1,913	8,894	465%	10,914	9,001	471%
Gross margin	36%	8%	N/A	28	pp	36%	N/A	28	pp

Operating expenses	22,172	23,549	(1,377)	(6)%	22,557	(992)	(4)%
Net income (loss) from continuing operations	43,941	(45,151)	89,092	N/M	44,431	89,582	N/M
Adjusted EBITDA	(7,203)	(14,790)	7,587	51%	(7,869)	6,921	47%

As Reported	As Adjusted for Constant Currency
Year ended December 31,	As Reported Change	Year ended December 31,	Constant Currency Change
2024	2023	$	%	2024	$	%
Net revenue	$117,615	$87,241	$30,374	35%	$118,983	$31,742	36%
Gross profit	25,198	11,909	13,289	112%	25,505	13,596	114%
Gross margin	21%	14%	N/A	7	pp	21%	N/A	7	pp

Operating expenses	101,727	96,709	5,018	5%	102,972	6,263	6%
Net income (loss) from continuing operations	40,022	(70,439)	110,461	N/M	42,007	112,446	N/M
Adjusted EBITDA	(34,942)	(61,564)	26,622	43%	(35,891)	25,673	42%

As of December 31,	As Reported Change	As of December 31,	Constant Currency Change
2024	2023	$	%	2024	$	%
Cash and cash equivalents	$858,805	$669,291	$189,514	28%	$869,761	$200,470	30%
Short-term investments	—	192,237	(192,237)	(100)%	—	(192,237)	(100)%
Total cash and cash equivalents and short-term investments	$858,805	$861,528	$(2,723)	—%	$869,761	$8,233	1%

Net revenue

	As Reported				As Adjusted for Constant Currency
	Three months ended December 31,		As Reported Change		Three months ended December 31,	Constant Currency Change
	2024	2023	$	%	2024	$	%
Cannabis flower	$23,398	$17,515	$5,883	34%	$23,491	$5,976	34%
Cannabis extracts	6,588	6,074	514	8%	6,729	655	11%
Other	315	326	(11)	(3)%	307	(19)	(6)%
Net revenue	$30,301	$23,915	$6,386	27%	$30,527	$6,612	28%

	As Reported				As Adjusted for Constant Currency
	Year ended December 31,		As Reported Change		Year ended December 31,	Constant Currency Change
	2024	2023	$	%	2024	$	%
Cannabis flower	$87,912	$62,070	$25,842	42%	$88,904	$26,834	43%
Cannabis extracts	29,168	24,569	4,599	19%	29,552	4,983	20%
Other	535	602	(67)	(11)%	527	(75)	(12)%
Net revenue	$117,615	$87,241	$30,374	35%	$118,983	$31,742	36%

	As Reported				As Adjusted for Constant Currency
	Three months ended December 31,		As Reported Change		Three months ended December 31,	Constant Currency Change
	2024	2023	$	%	2024	$	%
Canada	$19,656	$17,935	$1,721	10%	$20,156	$2,221	12%
Israel	7,803	4,974	2,829	57%	7,546	2,572	52%
Other countries	2,842	1,006	1,836	183%	2,825	1,819	181%
Net revenue	$30,301	$23,915	$6,386	27%	$30,527	$6,612	28%

	As Reported				As Adjusted for Constant Currency
	Year ended December 31,		As Reported Change		Year ended December 31,	Constant Currency Change
	2024	2023	$	%	2024	$	%
Canada	$82,437	$64,702	$17,735	27%	$83,709	$19,007	29%
Israel	28,368	21,134	7,234	34%	28,454	7,320	35%
Other countries	6,810	1,405	5,405	385%	6,820	5,415	385%
Net revenue	$117,615	$87,241	$30,374	35%	$118,983	$31,742	36%
For 2024, net revenue on a constant currency basis was $119.0 million, representing a 36% increase from 2023. Net revenue increased on a constant currency basis primarily due to higher cannabis flower and extract sales in the Canadian market and higher cannabis flower sales in Israel and other countries. The Cronos GrowCo Transaction contributed $6.5 million of cannabis flower sales in the year ended December 31, 2024 on a constant currency basis. No such sales were recognized for the year ended December 31, 2023.
Gross profit
For 2024, gross profit on a constant currency basis was $25.5 million, representing a 114% increase from 2023. Gross profit increased on a constant currency basis primarily due to higher cannabis flower and extract sales in the Canadian market, higher cannabis flower sales in Israel and other countries, and production cost improvements, partially offset by the impact on cost of sales from the inventory step-up from the Cronos GrowCo Transaction. For 2024, gross profit on a constant currency basis was reduced $5.1 million as a result of the impact of the inventory step-up from the Cronos GrowCo Transaction that was recorded into cost of sales. No such costs were recognized for 2023.
Operating expenses
For 2024, operating expenses on a constant currency basis were $103.0 million, representing a 6% increase from 2023. Operating expenses increased on a constant currency basis primarily due to the impairment of the Ginkgo Exclusive Licenses, partially offset by lower salaries and benefits, professional fees and restructuring costs.

Net income (loss) from continuing operations
For 2024, net income (loss) from continuing operations on a constant currency basis was $42.0 million, compared to a loss of $70.4 million for 2023.
Adjusted EBITDA
For 2024, Adjusted EBITDA on a constant currency basis was $(35.9) million, representing a 42% improvement from 2023. Adjusted EBITDA improved on a constant currency basis primarily due to higher cannabis flower and extract sales in the Canadian market, higher cannabis flower sales in Israel and other countries, production cost improvements, and decreases in general and administrative, sales and marketing and research and development expenses.
Cash and cash equivalents & short-term investments
Cash and cash equivalents and short-term investments on a constant currency basis increased 1% to $869.8 million as of December 31, 2024 from $861.5 million as of December 31, 2023. The increase in cash and cash equivalents and short-term investments is primarily due to cash flows provided by operating activities in 2024.
Foreign currency exchange rates
All currency amounts in this press release are stated in U.S. dollars, which is our reporting currency, unless otherwise noted. All references to “dollars” or “$” are to U.S. dollars. The assets and liabilities of our foreign operations are translated into dollars at the exchange rate in effect as of December 31, 2024 and December 31, 2023, as reported on Bloomberg. Transactions affecting the shareholders’ equity (deficit) are translated at historical foreign exchange rates. The consolidated statements of net income (loss) and comprehensive income (loss) and consolidated statements of cash flows of our foreign operations are translated into dollars by applying the average foreign exchange rate in effect for the years ended December 31, 2024, December 31, 2023, and December 31, 2022, as reported on Bloomberg.
The exchange rates used to translate from Canadian dollars (“C$”) to dollars are shown below:

(Exchange rates are shown as C$ per $)	Year ended December 31,
	2024	2023	2022
Average rate	1.3700	1.3494	1.3017
Spot rate	1.4351	1.3243	1.3554
The exchange rates used to translate from New Israeli Shekels (“ILS”) to dollars are shown below:

(Exchange rates are shown as ILS per $)	Year ended December 31,
	2024	2023	2022
Average rate	3.6997	3.6819	3.3566
Spot rate	3.6526	3.6163	3.5178
For further information, please contact:
Anna Shlimak
Investor Relations
Tel: (416) 504-0004
investor.relations@thecronosgroup.com